Exhibit 10.2
Execution Copy

May 21, 2019

Contura Energy, Inc.
340 Martin Luther King Jr. Blvd.
Bristol, TN 37620
Attention: Mark Manno

Re:	Amended and Restated Financing Commitment
$561,800,000 Senior Secured Term Loan Facility
Ladies and Gentlemen:
Contura Energy, Inc., a Delaware corporation (the “Company” or “you”), has previously advised the entities, listed on Schedule I attached hereto (such entities on their own behalf or on behalf of certain of their affiliates, related and/or advised funds and/or managed accounts, as set forth on Schedule I, the “Commitment Parties” or “us” and each, a “Commitment Party”) that the Company requires financing (i) to refinance certain existing indebtedness of the Company and its subsidiaries, and (ii) to pay fees and expenses related to the financing contemplated by this letter. In connection with the foregoing, certain of the Commitment Parties had previously advised you, pursuant to their letter, dated May 15, 2019 (the “Original Commitment Letter”) of their several and not joint interest in providing a senior secured term loan facility.
It is the intention of each of the parties hereto that the Original Commitment Letter be amended and restated in its entirety as set forth herein, that all references herein, in the Fee Letter (as defined below) and in the Term Sheet (as defined below) to the “Commitment Letter” shall hereafter be deemed to refer to this Amended and Restated Commitment Letter (as the same may be further amended, restated, supplemented or otherwise modified from time to time, and together with the Term Sheet (as defined below), the “Commitment Letter”) and that this Commitment Letter not constitute a novation or termination of the Original Commitment Letter except as expressly modified hereby.
In connection with the foregoing you have requested that the Commitment Parties provide the Company with a senior secured term loan facility in the aggregate principal amount of $561,800,000 (the “Term Loan Facility”) substantially on the terms and conditions set forth in this Commitment Letter and the Outline of Terms and Conditions for Term Loan Facility attached hereto as Exhibit A (the “Term Sheet”). The Commitment Parties are pleased to advise you of their several, but not joint, commitment to provide the principal amount of the Term Loan Facility set forth opposite such Commitment Party’s name on Schedule 1 hereto. The commitment of the Commitment Parties to provide the Term Loan Facility is subject in all respects to satisfaction of the terms and conditions contained in this Commitment Letter and in the Term Sheet. The consummation of the Term Loan Facility and all other transactions contemplated to occur on the Closing Date (as defined in the Term Sheet) are hereinafter referred to as the “Transactions”. Capitalized terms used but not defined herein are used with the meanings assigned to them in the Term Sheet.
As consideration for the commitment of the Commitment Parties hereunder and the Commitment Parties’ agreement to perform the services described herein, the Company agrees to pay or cause to be paid the fees set forth in that certain Amended and Restated Fee Letter, dated as of the date hereof and delivered herewith with respect to the Term Loan Facility (the “Fee Letter”), if and to the

extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable under any circumstances, except as otherwise contemplated by the Fee Letter.
By its execution hereof and its acceptance of the commitment contained herein, the Company agrees to indemnify and hold harmless the Commitment Parties, the Agent (as defined in the Term Sheet) any other entity that becomes a Lender as contemplated by the Term Sheet and each of their respective assignees, affiliates, management companies and managed funds, and each of their respective shareholders, directors, partners, members, officers, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities or other reasonable and documented out-of-pocket expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in connection with or result from, this Commitment Letter, the Fee Letter or the extension of the Term Loan Facility contemplated by this Commitment Letter, or in any way arise from any use or intended use of this Commitment Letter or the proceeds of the Term Loan Facility contemplated by this Commitment Letter, and the Company agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or other expenses or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise) (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees and expenses of one counsel, representing all of the Indemnified Parties, taken as a whole, and of a single local counsel in each appropriate jurisdiction (and, in the case of a potential or actual conflict of interest, one additional conflicts counsel for the affected Indemnified Parties)), but excluding therefrom all expenses, losses, claims, damages and liabilities which are determined in a final, non-appealable decision of a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Party (or such Indemnified Party’s assignees, affiliates, management companies and managed funds, and any of their respective shareholders, directors, partners, members, officers, employees, agents, advisors and other representatives), (y) result from a material breach of such Indemnified Party’s obligations hereunder or under any other Loan Document or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any other Loan Party and that is brought by an Indemnified Party against another Indemnified Party (other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Commitment Letter or any claims arising out of any act or omission of the Borrower or any of other Loan Party). Notwithstanding the foregoing, this paragraph applies to each Commitment Party solely in its capacity as a Commitment Party or a Lender or as an investment manager or advisor to certain of its affiliates or managed funds that shall be Commitment Parties or Lenders, and not as a shareholder or in any other capacity in relation to the Company. In the event of any litigation or dispute involving this Commitment Letter or the Term Loan Facility, no Commitment Party, Agent or Lender shall be responsible or liable to the Company or any other person (including the Borrower or Guarantor (as defined in the Term Sheet)), and neither the Company nor any Guarantor shall be responsible or liable to any Commitment Party, Agent, Lender or any other person, in each case for any special, indirect, consequential, incidental or punitive damages.
In addition, the Company agrees to reimburse the Commitment Parties for all reasonable fees and expenses (the “Expenses”) incurred by or on behalf of the Commitment Parties in connection with the negotiation, preparation, execution and delivery of this Commitment Letter, the Fee Letter, the Term Sheet, any related fee letter, and any and all definitive documentation relating hereto and thereto (limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees and expenses of one counsel to the Agent, one counsel to the Commitment Parties taken as a whole and of a single local counsel in each appropriate jurisdiction).

The Company, on behalf of itself, the Borrower and the Guarantors represents and warrants that (i) all written information (other than the Projections (as defined below)) and other materials concerning the Company or any Guarantor, (collectively, the “Information”) which has been, or is hereafter, made available by, or on behalf of the Company or any Guarantor or any of their respective representatives, is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections and other forward-looking materials (the “Projections”), such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Company to be reasonable and (B) information believed by the Company to have been accurate based upon the information available to the Company at the time such projections were furnished to the Commitment Parties, it being understood that actual results may vary materially from the Projections. The Company agrees that if at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then the Company will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances.
This Commitment Letter is delivered to the Company upon the condition that neither the existence of this Commitment Letter, the Original Commitment Letter, the Term Sheet, or the Fee Letter, nor any of their contents, or the identity of any of the Commitment Parties shall be disclosed, directly or indirectly, by the Company or any of their respective affiliates, except (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law (in which case you agree, to the extent permitted by law, to inform us promptly in advance thereof), (b) on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors and agents of the Company and its subsidiaries, (c) as may be required by the rules, regulations, schedules and forms of the Securities and Exchange Commission in connection with any filings with the Securities and Exchange Commission, (d) if the Commitment Parties consent in writing to such proposed disclosure, (e) you may disclose the Term Sheet to bona-fide potential Lenders and to rating agencies in connection with obtaining, maintaining or updating (as applicable) ratings for the Borrower and the Term Loan Facility, (f) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term Loan Facility or in any public filing relating to the Transactions, (g) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letter or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (h) you may disclose, on a confidential basis, the Fee Letter and the contents thereof after the Closing Date for customary accounting purposes, including for deferred financing costs (including to the auditors of the Company) and (i) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder. In addition, the Company agrees that it will (i) consult with the Commitment Parties prior to the making of any filing in which reference is made to the commitments contained herein, and (ii) obtain the prior approval of the Commitment Parties before releasing any public announcement, filing or other release in which reference is made to any Commitment Party or any Commitment Party’s commitment contained herein. Your obligations under this paragraph with regard to this Commitment Letter (but not the Fee Letter) shall terminate one year from the termination of the Commitment Letter in accordance with its terms. The Company acknowledges that the Commitment Parties and their affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Company or its affiliates may be business competitors, and that the Commitment Parties and their affiliates will have no obligation to provide to the

Company or any of its affiliates any confidential information obtained from or in respect of such other companies.
Each Commitment Party and its affiliates will use all confidential information provided to it or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information, except (a) as may be compelled to be disclosed in a judicial or administrative proceeding or as otherwise required by law (in which case such Commitment Party agrees, to the extent permitted by law, to inform you promptly in advance thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof prior to such disclosure to the extent practicable, unless such Commitment Party is prohibited by applicable law from so informing you, or except in connection with any request as part of a regulatory examination or routine audit), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates in violation of this Commitment Letter, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (e) to the extent that such information is independently developed by such Commitment Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) on a confidential and “need to know” basis, solely to the directors, officers, employees, advisors, affiliates and agents (collectively, the “Representatives”) of each Commitment Party and its affiliates (provided that such Commitment Party shall be responsible for its affiliates’ and Representatives’ compliance with this paragraph), (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) or (h) to ratings agencies in connection with the Transactions, subject to our prior notification to you; provided, that (i) the disclosure of any such information to any Lenders or prospective Lenders or participants or assignees or prospective participants or assignees referred to above shall be made subject to the acknowledgement and acceptance by such Lender or prospective Lender or assignee or participant or prospective assignee or participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party) in accordance with customary market standards for dissemination of such type of information and (ii) no disclosure shall be made by such Commitment Party to any Disqualified Institution except to the extent permitted under this paragraph. “Disqualified Institution” means (i) any financial institutions and entities identified by the Company to the Commitment Parties by name in writing on or prior to May 15, 2019, (ii) any competitors of the Loan Parties identified by the Company to the Commitment Parties by name in writing from time to time and (iii) affiliates of the foregoing that are readily identifiable solely on the basis of similarity of their names; provided that (x) in the case of clauses (ii) and (iii) herein, “Disqualified Institutions” shall not include any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course and (y) updates to the Disqualified Institution schedule shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to any person before it was designated as a Disqualified Institution. Each Commitment Party’s obligations under this paragraph shall terminate one year from the termination of this Commitment Letter and shall otherwise automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to Term Loan Facility upon the execution and delivery of the definitive documentation therefor. The foregoing provisions as they relate to a Disqualified Institution are subject to the review and agreement of the Agent and its counsel.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty to you or your affiliates on the part of the Commitment Parties, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties are engaged in a broad range of transactions that may involve interests that differ from your interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (f) each Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity, and (g) none of the Commitment Parties has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you or any such affiliate. You agree that you will not assert any claim relating to the transaction contemplated hereby against any Commitment Party based on an alleged breach of agency or fiduciary duty. Notwithstanding the foregoing, this paragraph applies to each Commitment Party solely in its capacity as a Commitment Party or Lender or as investment manager or advisor to certain of its affiliates or managed funds that shall be Commitment Parties or Lenders, and not as a shareholder or in any other capacity in relation to the Company.
Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any state or federal court of the United States of America, in each case sitting in the Borough of Manhattan in New York, and the respective appellate courts thereof, as to any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, and further agrees to not commence any such suit, action or proceeding other than in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses set forth above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.
Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers and each Guarantor, which information includes names, addresses, tax identification numbers and other information that will allow such Lender to identify the Borrowers and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties and each Lender.
The offer made by the Commitment Parties in this Commitment Letter shall expire, unless otherwise agreed by the Commitment Parties in writing, at 5:00 p.m. (New York City time) on May 21, 2019, unless prior thereto the Commitment Parties have received a copy of this Commitment Letter, signed by the Company accepting the terms and conditions of this Commitment Letter and the Term Sheet. The commitment by the Commitment Parties to provide the Term Loan Facility shall expire at 5:00 p.m. (New York City time) on July 31, 2019, unless prior thereto, (i) the Commitment Parties holding a majority of the commitments in respect of the Term Loan Facility (the “Majority Commitment Parties”) have agreed to extend such time (which extension may be up to 30 days) or (ii) the Loan Documents (as defined in the Term Sheet) shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the indemnification, fee, Expenses, absence of fiduciary relationship, jurisdiction and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter, other than those relating to confidentiality, shall automatically terminate and be superseded by the definitive documentation relating to the Term Loan Facility upon the initial funding under the Term Loan Facility, and you shall be released from all liability in connection therewith at such time).
This Commitment Letter, the Fee Letter and the commitments hereunder shall not be assignable by any party hereto (other than by a Commitment Party to one or more of its affiliates, related or advised funds, managed accounts, or management companies) without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void). This commitment letter may be amended, modified or waived only in a writing signed by each of the parties hereto. This Commitment Letter, including the attached Term Sheet, and the Fee Letter (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York, without giving effect to the conflict of laws provisions thereof, (iii) shall be binding upon the parties and their respective successors and permitted assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
Each Commitment Party hereby acknowledges and affirms that: (a) it has acted independently from each other Commitment Party in entering into this Commitment Letter and will continue to so act in exercising its rights and performing its obligations during the term hereof, irrespective of any joint representation by any adviser or joint participation in any transaction in respect of the Company; and (b) it is not acting as a “group” with the other Commitment Parties and therefore the Commitment Parties do not collectively constitute a “person” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

[Remainder of Page Intentionally Left Blank.]

Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this letter to the Commitment Parties.
Very truly yours,

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

Exhibit A
CONTURA ENERGY, INC.
Outline of Terms and Conditions for Term Loan Facility
This Outline of Terms and Conditions for Term Loan Facility is part of the Amended and Restated Commitment Letter, dated May 21, 2019 (the “Commitment Letter”), addressed to the Company by the Commitment Parties and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

Borrower:	The Company (the “Borrower”).
Guarantors:
Consistent with the Documentation Principles. Initially, each entity that, as of May 15, 2019, guarantees the Amended and Restated Credit Agreement, dated as of November 9, 2018 (as amended and in effect on May 15, 2019, the “Existing Term Loan Credit Agreement”), among the Borrower, as initial borrower, the lenders party thereto, and Jefferies Finance LLC, as administrative agent and collateral agent (the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”).

Agent:
A financial institution determined by the Lenders and reasonably acceptable to the Borrower will act as administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Agent”).

Lenders:
A syndicate of lenders (each a “Lender” and collectively, the “Lenders”) arranged by the Commitment Parties; provided that on or prior to May 31, 2019, up to $51.8 million of the Term Loan Facility may, at the option of the Borrower and subject to applicable laws, be allocated to existing shareholders of the Borrower that are not Commitment Parties as of the date of this Commitment Letter (such shareholders, the “New Commitment Parties”), with the respective amounts of the Term Loan Facility allocated thereto acceptable to the Borrower after consultation with the Commitment Parties that are party to the Original Commitment Letter (such Commitment Parties, the “Original Commitment Parties”).
Unless otherwise agreed by the Original Commitment Parties, any allocation to New Commitment Parties shall reduce the portion of the Term Loan Facility allocated to each of the Commitment Parties as of the date hereof on a pro rata basis, based on the allocation of the Term Loan Facility to the Commitment Parties as set forth on Schedule 1 of the Commitment Letter.

Term Loan Facility:
A Term Loan Facility in an aggregate principal amount of $561,800,000 (the “Loan”).
The Loan shall be made in a single drawing on the Closing Date. Any portion of the Loan that is repaid or prepaid may not be reborrowed.
The borrowing of the Loans on the Closing Date shall be subject to the conditions precedent referred to in the Section entitled “Conditions Precedent” below.

Closing Date:
The first date on which all definitive loan documentation satisfactory to the Lenders (the “Loan Documents”) is executed by the Loan Parties, the Lenders, the Agent and the other persons parties thereto, and all conditions precedent set forth in such Loan Documents shall have been satisfied (the “Closing Date”).

Use of Proceeds:
The Loan under the Term Loan Facility shall be used to (a) to repay in full all outstanding amounts under the Existing Term Loan Credit Agreement and (b) to pay fees and expenses relating to the Term Loan Facility and the transactions contemplated thereby.

Original Issue Discount (“OID”):	The Loan under the Term Loan Facility will be issued on the Closing Date to the Lenders participating in the Term Loan Facility at a price of 97.0% of their principal amount.
Interest:
The Loan shall bear interest at a rate per annum equal to (a) on or prior to the second (2nd) anniversary of the Closing Date, LIBOR plus 7.00%, and (b) thereafter, LIBOR plus 8.00%, in each case payable in arrears in cash at the end of each interest period (but not less frequently than quarterly).
“LIBOR” means the rate of interest determined by the Agent in accordance with its customary procedures, to be the rate at which dollar deposits are offered to major banks in the London interbank market for interest periods of 1, 2, or 3 months, as selected by the Borrower, adjusted by the reserve percentage prescribed by governmental authorities as determined by the Agent, provided that at no time shall LIBOR be less than 2.00%.

All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. All interest shall accrue from the Closing Date and shall be payable in cash at the end of each interest period. LIBOR shall be subject to customary provisions and shall contain “LIBOR fallback” provisions to be agreed upon.
If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect and shall be payable on demand.

Maturity / Term:
The Term Loan Facility shall terminate and the Loan and all other obligations outstanding under the Term Loan Facility shall be payable in full on the fifth (5th) anniversary of the Closing Date (the “Maturity Date”).

Amortization:
The Term Loan Facility shall amortize by 0.25% of the original principal amount of the Loan, each quarter commencing with the first full quarter after the Closing Date, and continuing each quarter thereafter; provided, that, the final installment shall be equal to the principal balance of the Loan then outstanding.

Optional Prepayments:
The Borrower shall not be permitted to optionally prepay the Loan on or prior to the date that is six (6) months after the Closing Date except in connection with a Fundamental Change. Thereafter, the Borrower may prepay the Loan in whole or in part without premium or penalty, subject to customary notice requirements and breakage fees. As used herein the term “Fundamental Change” means any merger or consolidation of the Borrower with or into another entity or person, or disposition of all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its subsidiaries, taken as a whole, to or in favor of any entity or person, in each case, as part of a change of control transaction.

Mandatory Prepayments:
All principal and interest on the Loan will be immediately repayable upon the occurrence of a Fundamental Change. In addition, (i) asset sale proceeds (subject to exceptions to be agreed upon which shall be more restrictive that the existing credit facility and subject to a 6 month re-investment right capped at $50,000,000 for the life of the facility); and (ii) extraordinary receipts (to be defined in the Loan Documents and to exclude up to $100 million of a tax refund and $130 million restricted cash release previously identified by the Borrower to the Commitment Parties), in each case, will be applied first to all accrued and unpaid interest as of such date and thereafter as a mandatory prepayment of the then outstanding principal amount of the Loan.

Ranking:
Consistent with the Documentation Principles, the Loan will rank pari passu with all senior indebtedness of the Loan Parties, senior to all subordinated indebtedness of the Loan Parties, and effectively senior to (i) all unsecured indebtedness of the Loan Parties, and (ii) subject to permitted liens that are permitted to have priority over the liens securing the obligations under the Term Loan Facility pursuant to the terms of the Loan Documents, all other secured indebtedness of the Loan Parties.

Security / Collateral:
All obligations of the Loan Parties to the Lenders shall be secured by the following (the “Collateral”): (a) a perfected, first priority lien on and security interest in all of the Loan Parties now owned and hereafter acquired assets (other than the Working Capital Assets (as defined below)), including, without limitation, all real property, fixtures, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, deposit accounts, cash and cash equivalents and all other assets and property of the Loan Parties, real and personal, tangible and intangible, including, without limitation, all of the capital stock or other equity interests of each subsidiary of the Borrower, and all products and proceeds thereof, and (b) a perfected, second priority lien on and security interest in (subject solely to a first priority lien in favor of the collateral agent for that certain Amended And Restated Asset-Based Revolving Credit Agreement, dated as of November 9, 2018 (as amended prior to May 15, 2019, the “Existing ABL Credit Agreement”)) all of the Loan Parties’ now owned and hereafter acquired, and wherever located, accounts, inventory, and other working capital assets and all products and proceeds thereof (the “Working Capital Assets”). The scope of the Collateral and the granting and perfection of the Lenders’ security interest therein shall be subject to the exceptions and thresholds consistent with the Existing Term Loan Credit Agreement.

Definitive Documentation
The definitive documentation for the Term Loan Facility (the “Documentation”) will contain representations, warranties, covenants and events of default which will be consistent with the Existing Term Loan Credit Agreement (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on May 15, 2019) with changes and modifications that reflect the terms of this Term Sheet and other changes and modifications mutually agreed and other consequential changes to be negotiated in good faith (collectively, the “Documentation Principles”).

Conditions Precedent:	The obligation of the Lenders to make the Loan or other financial accommodations under the Term Loan Facility will be subject solely to the following conditions precedent:

(a) Negotiation, execution and delivery of the Loan Documents and the satisfaction of the conditions precedent contained therein, which Loan Documents shall be prepared by counsel to Commitment Parties and shall be in form and substance reasonably satisfactory to the Commitment Parties, the Agent and the Loan Parties.

(b) No material adverse change since the date of the Commitment Letter with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of the Borrower and its subsidiaries shall have occurred.

(c) The Agent shall have been granted a perfected lien on all Collateral, with the priority set forth under the heading “Security/Collateral,” and shall have received UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of (i) any other liens on the Collateral, other than Permitted Liens (as defined in the Loan Documents), and (ii) any secured indebtedness, other than indebtedness in respect of the Existing ABL Credit Agreement.

(d) Customary opinions from the Loan Parties’ counsel (including, without limitation, local counsel) as to such matters as the Commitment Parties and their counsel may reasonably request.

(e) Each Loan Party shall be in good standing in its respective jurisdiction of organization and duly qualified to do business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification.

(f) The Agent shall have received customary insurance certificates; such insurance certificates to include liability insurance for which the Agent will be named as an additional insured and property insurance with respect to the Collateral for which the Agent will be named as a lender’s loss payee.

(g) All material required governmental, shareholder and third party approvals, consents, licenses, franchises and permits in connection with the Term Loan Facility shall have been obtained and remain in full force and effect.

(h) There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Term Loan Facility or which, in the opinion of the Commitment Parties, has any reasonable likelihood of having a material adverse effect on (i) the condition (financial or otherwise), operations, performance, properties, assets, liabilities or business of the Loan Parties, (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents or (iii) the ability of the Lenders to enforce the Loan Documents.

(i) The Existing Term Loan Credit Agreement shall be terminated, all amounts owed thereunder repaid in full and all liens and security interests thereunder shall be released concurrently with the funding of the Loan (or arrangements in respect thereof mutually satisfactory to the Borrower and the Commitment Parties shall have been made).

(j) The Agent shall have received (i) a solvency certificate, in form and substance reasonably satisfactory to the Commitment Parties, from an authorized financial officer of Borrower, confirming the solvency of the Loan Parties after giving effect to the transactions contemplated by the Commitment Letter and this Term Sheet and (ii) customary payoff letters, evidence of authority, officers’ certificates, good standing certificates and a borrowing request.

(k) The Loan Parties shall have paid all fees and expenses then owing to the Agent, Commitment Parties and the Lenders, including, without limitation, all OID, commitment fees, audit fees, attorneys’ fees, search fees, title fees and documentation and filing fees.

(l) [reserved]

(m) The Agent will have entered into a intercreditor agreement with the collateral agent for the Existing ABL Credit Agreement in form and substance reasonably acceptable to the Commitment Parties and the Agent.
(n) The Borrower shall have used its commercially reasonable efforts to procure public ratings for the Term Loan Facility (but no specific ratings) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

(o) The Agent shall have received at least three (3) business days prior to the Closing Date all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by the Agent, the Commitment Parties and the Lenders at least ten (10) business days prior to the Closing Date.

(p)   The accuracy in all material respects (and in all respects if qualified by materiality) of the representations and warranties in the Loan Documents (other than the “10b-5” or disclosure representations and warranties, in each case, to the extent relating to the Projections).

(q) There being no default or event of default in existence at the time of, or after giving effect to, the extension of credit on the Closing Date.
Representations And Warranties:	The Loan Documents will contain such representations and warranties by Borrower and its subsidiaries consistent with the Documentation Principles.
Affirmative Covenants:	The Loan Documents will contain affirmative covenants consistent with the Documentation Principles.
Negative Covenants:
The Loan Documents will contain such negative covenants consistent with the Documentation Principles; provided that (i) dividends and equity repurchases by the Borrower will be permitted if (a) no default or event of default then exists, and (b) total leverage after giving effect to such dividend or equity repurchase is less than 3x, and (ii) the debt incurrence covenant will not allow more than $50 million of incremental indebtedness.

Events of Default:
The Loan Documents will contain such events of default (with customary exceptions, materiality, notice and grace provisions and other qualifications to be agreed) as are consistent with the Documentation Principles.

Yield Protection and Taxes:
Consistent with the Documentation Principles, the Loan Documents shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law (provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, shall in the case of each of clauses (i) and (ii), be deemed to constitute a change in requirements of law, regardless of the date enacted, adopted, issued, or implemented), in each case, subject to customary limitations and exceptions and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Loan on a day other than the last day of an interest period with respect thereto.
Consistent with the Documentation Principles, the Loan Documents shall contain a tax gross up to afford the Lenders change of law protection.

Indemnity and Expenses:
Consistent with the Documentation Principles, the Borrower shall pay (a) the expense and indemnification obligations as set forth in the Commitment Letter, and (b) all other reasonable and documented out-of-pocket expenses of the Agent and the Lenders within 10 days of a written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable out-of-pocket fees, disbursements and other charges of one counsel to the Agent and one counsel to the Lenders, taken as a whole, and, solely in the event of any actual or potential conflict of interests, one additional counsel for each group of similarly-situated Lenders, and, if necessary, of one local counsel in any relevant jurisdiction to all such persons, taken as a whole) in connection with the enforcement of the Loan Documents.
Consistent with the Documentation Principles, the Agent and the Lenders (and their affiliates, management companies and managed funds and each of their respective shareholders, directors, partners, members, officers, employees, agents, advisors and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages and liabilities (but limited, in the case of legal fees and expenses, to the reasonable, documented and invoiced out-of-pocket fees and expenses of one counsel, representing all of the indemnified persons, taken as a whole, and of a single local counsel in each appropriate jurisdiction (and, in the case of a potential or actual conflict of interest, one additional conflicts counsel for the affected indemnified persons)) incurred in respect of the Term Loan Facility or the use or the proposed use of proceeds thereof, except to the extent they are determined in a final, non-appealable decision of a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person (or such indemnified person’s assignees, affiliates, management companies and managed funds, and any of their respective shareholders, directors, partners, members, officers, employees, agents, advisors and other representatives), (y) result from a material breach of such indemnified person’s obligations hereunder or under any other Loan Document or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of the Borrower or any other Loan Party and that is brought by an indemnified person against another indemnified person (other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Commitment Letter or any claims arising out of any act or omission of the Borrower or any of other Loan Party). None of the Loan Parties, indemnified persons or any of their respective affiliates, management companies and managed funds and each of their respective shareholders, directors, partners, members, officers, employees, agents, advisors and other representatives shall be liable for any special, indirect, consequential or punitive damages in connection with the Term Loan Facility (including the use or intended use of the proceeds of the Term Loan Facility).

Confidentiality:	Consistent with the Documentation Principles, the Loan Documents will contain customary provisions limiting the disclosure by the Lender of confidential information of the Loan Parties.

Governing Law; Jurisdiction:
All documentation in connection with the Term Loan Facility shall be governed by the laws of the State of New York. The Loan Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in New York county, and shall waive any right to trial by jury.

Assignments, Participations:
Consistent with the Documentation Principles, the Lenders may assign all or, in amounts to be mutually agreed, any part of their respective shares of the Term Loan Facility to their affiliates, related funds or managed accounts, or one or more banks, financial institutions or other persons (but not to any natural person) that are “eligible assignees” (to be defined in the Loan Documents and to exclude any Disqualified Institution) which are acceptable to the Agent and the Borrower, each such consent not to be unreasonably withheld, conditioned or delayed; provided such consent of the Agent shall not be required if such assignment is made to another Lender or an affiliate, related fund or managed account of a Lender; provided further, (x) no consent of the Borrower will be required (a) if such assignment is made to another Lender or an affiliate, related fund or managed account of a Lender or (b) after the occurrence and during the continuance of an event of default and (y) the Borrower shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Agent within ten (10) business days after having received notice thereof. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. Assignments made to another Lender or an affiliate, related fund or managed account of a Lender will not be subject to a minimum assignment amount. Assignor will pay a $3,500 fee to the Agent upon each assignment, subject to exceptions as may be agreed upon with the Agent in the Loan Documents.
Consistent with the Documentation Principles, the Lenders will be permitted to sell participations in the Loan and commitments without restriction (provided that no participation may be sold to any Disqualified Institution). Voting rights of participants will be limited to matters in respect of (a) any increase in commitments of such participant, (b) any reduction of principal, interest (but not default interest) or fees payable to such participant, (c) any extension of final maturity or scheduled amortization of the Loan or commitments in which such participant participates and (d) any release of all or substantially all of the Collateral or the value of the guarantees provided by the Guarantors taken as a whole (other than in connection with permitted asset sales).

Amendments and Waivers:
Amendments and waivers of the provisions of the Loan Documents will require the approval of the Required Lenders.
“Required Lenders” shall mean Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Term Loan Facility.
Notwithstanding the foregoing, (a) the consent of each Lender directly affected thereby will be required with respect to (i) any increase in commitment amounts, (ii) any reduction of principal, interest (other than default interest) or fees, (iii) any extension of scheduled payments of the Loan (including at final maturity) or times for payment of interest (other than default interest) or fees, and (iv) any modification to the pro rata sharing or payment provisions, assignment provisions or the voting percentages; and (b) the consent of all of the Lenders will be required with respect to any release of all or substantially all of the Collateral or the value of the guarantees provided by the Guarantors taken as a whole.